Exhibit 99.1

Hemispherx Outlines Ampligen Combination Therapy Clinical Study Strategy for the Treatment of Multiple Cancers in Letter to Stockholders

ORLANDO, Fla. (October 22, 2018) — Hemispherx Biopharma, Inc. (NYSE American: HEB) announces that Thomas K. Equels, President and Chief Executive Officer, has issued a Letter to Stockholders providing a business update. The full text of the Letter, which has also been posted to the Company’s website, is as follows.

To Our Stockholders,

The primary focus of today’s Letter is to update you on the great strides we have made in our oncology programs with Ampligen. In recent months Hemispherx has made significant advancements with our Ampligen oncology program and Ampligen’s potential use as an immuno-oncology agent for the treatment of multiple types of cancer. This has been a priority for our Company, and me personally, since I became CEO in 2016. We have remained focused on fulfilling our promises to advance these important clinical goals. I am pleased to announce that we are supporting six separate clinical studies in eight solid tumors at major research institutions.

In parallel, we continue to pursue Ampligen for the treatment of severe myalgic encephalomyelitis/chronic fatigue syndrome (ME/CFS). Ampligen is approved for this indication in Argentina (the first and only meaningful therapy approved anywhere in the world for ME/CFS) and is available through an U.S. Food and Drug Administration (FDA) authorized expanded access program (EAP), AMP-511, a program where the FDA has approved the reimbursement rate of $200 per vial for the direct costs and where we are expanding participation at clinics in Nevada and North Carolina.

Ampligen and Oncology

In collaboration with major cancer research centers in the U.S. and around the world, we have been making tremendous progress and strongly believe in the future of our cancer-fighting efforts. We believe the true value of Ampligen is not yet well-understood by the pharma industry, many clinicians or investors. Therefore, I believe it is important that you, our stockholders, understand not only what we are doing in this field, but also why we are doing it. It is also important that you have the opportunity to see what these top experts in immuno-oncology have to say about their recent successes with Ampligen and its importance as a promising agent for advances in oncology.Progress in oncology provides a clear opportunity for commercial success for Hemispherx.

We are working closely with and have initiated the steps to proceed with important clinical studies at the University of Pittsburgh Medical Center (UPMC), the University of Nebraska Medical Center (UNMC) and Roswell Park Comprehensive Cancer Center (Roswell Park). We expect that the Institutions will conduct and complete these clinical trials on an expedited basis. The goal of these various studies will be to conclusively test the hypothesis that the combination of Ampligen with checkpoint blockade therapies will improve clinical tumor responses, time to progression and survival in humans. Checkpoint inhibitors have provided dramatic responses for a number of advanced end stage cancers by enabling the patient’s immune system to attack the cancer. Although a minority of patients respond dramatically to the checkpoint inhibitors, we believe that use of combinational immune therapy to enhance immune killing of tumor cells provides a rational mechanism for expanding the clinical response rate for checkpoint inhibitor therapy.

In early October, Hemispherx signed a Clinical Trial Agreement with Roswell Park in Buffalo, N.Y. to conduct clinical studies of Ampligen in combination with checkpoint inhibitors in three solid tumors, namely urothelial carcinoma (bladder and associated structures), renal cell carcinoma and melanoma. Additional clinical studies of Ampligen plus checkpoint blockade therapies in five other solid tumors — triple-negative breast, colorectal, ovarian, non-small cell lung and pancreatic carcinomas — are at various stages of development, from early protocol drafts to having secured FDA authorization to proceed with human subjects. These five other clinical trials will be conducted at Roswell Park, UPMC or UNMC beginning in the near future.

In summary, Hemispherx is currently collaborating on the start of clinical trials with three U.S.-based world-class cancer research centers to study Ampligen in combination with checkpoint inhibitors that are already approved by the FDA. Checkpoint inhibitors are powerful immuno-therapy drugs that block proteins that restrain the body’s immune system from fighting cancer, and they are used in a number of advanced solid tumor malignancies. The object of these combination clinical trials is to measure improvements in therapeutic outcomes. The need stems from the fact that checkpoint blockade therapies work poorly with so-called “cold” tumors. Clinical proof-of-concept findings using an Ampligen cocktail in colorectal carcinoma demonstrated a more favorable ratio of killer T-cells to regulatory T-cells in the tumor microenvironment. Killer T-cells attack cancer cells, and their presence in the tumor microenvironment can be inhibited by regulatory (suppressor) T-cells in the tumor microenvironment. The suppressor cells thereby reduce a patient’s immune response to cancer. Increases in killer T-cells, without a corresponding increase in suppressor T-cells, therefore, is an indicator of the body’s increased ability to mount a potentially effective immune response, supporting strong pre-clinical evidence of Ampligen’s activity in converting “cold” tumors into “hot” tumors.

In a head-to-head study in explant culture models, Ampligen activated the TLR3 pathway and promoted an accumulation of killer T-cells, but unlike two other TLR3 agonists, it did so without causing regulatory T-cell (Treg) attraction. These findings, published in the journal Cancer Research (http://cancerres.aacrjournals.org/content/early/2018/05/31/0008-5472.CAN-17-3985), are important because they show that Ampligen selectively reprograms the tumor microenvironment by inducing the beneficial aspects of tumor inflammation (attracting killer T-cells), without amplifying immune-suppressive elements such as regulatory, ‘suppressor’, T-cells. The anti-tumor activity of Ampligen has been recognized by oncology investigators in a multiplicity of peer reviewed scientific publications. The ability to reprogram the tumor microenvironment favoring enhanced anti-cancer activity of the checkpoint inhibitors has provided the rationale for initiating clinical proof of concept studies in a variety of advanced (lethal) cancers.

“Ampligen has the potential to be clinically significant because a robust killer T-cell population in the tumor microenvironment without attracting Treg cells is important to help optimize checkpoint blockade induced tumor shrinkage,” said Robert P. Edwards, MD, chair of gynecologic services at Magee-Women’s Hospital of the University of Pittsburgh School of Medicine (UPMC), Professor of Obstetrics, Gynecology & Reproductive Services at UPMC, a world-class expert in ovarian cancer and a pioneer in Ampligen research.

His views are vigorously reiterated by another world renowned expert and Ampligen pioneer, Pawel Kalinski, MD, PhD, Rustum Family Professor for Molecular Therapeutics and Translational Research, Vice Chair for Translational Research and Director of Cancer Vaccine and Dendritic Cell Therapies at Roswell Park Comprehensive Cancer Center, who states, “There is significant and pressing need for new therapy options that can extend the benefits of checkpoint inhibition to the patients who currently do not respond to these treatments. We’re excited about initiating our planned basket trial incorporating Ampligen to see whether these combination approaches can successfully convert ‘cold’ tumors into ‘hot’ ones that will respond to these therapies. Our preclinical findings indicate that this is a worthwhile strategy to pursue.”

One of the solid tumors that we are targeting at UNMC in our combination therapy clinical studies with Ampligen is pancreatic cancer, which is a prime example of the unmet medical needs we are striving to meet. We also have an ongoing Dutch-approved standalone Ampligen EAP in pancreatic cancer at Erasmus M.C. that is more than a year old. Statistically, only 6-7% of patients diagnosed with pancreatic cancer are alive five years after diagnosis, and more than 100,000 people will die this year in the U.S. and Europe from this dreaded malignancy. Today, a diagnosis of pancreatic cancer is a virtual death sentence. Hemispherx, working with Erasmus and UNMC, intends to change that. We have every hope that the upcoming clinical trial at UNMC will pave the way for progress in pancreatic cancer. We at Hemispherx strongly believe that this work is important, will make a difference and ultimately will save lives. As one of the world’s top pancreatic cancer researchers, Michael A. (Tony) Hollingsworth, PhD, head of pancreatic cancer research at UNMC’s Buffett Cancer Center states, “We are working hard to discover better treatments for pancreatic cancer. We believe Ampligen is an agent that holds tremendous promise — not only for pancreatic cancer, but also for a variety of other cancers.”

I hope that if, as stockholders, you understand this program, you may better appreciate why we are moving so aggressively on this clinical path. I believe success in oncology will lead to lasting commercial success for our company. Over the past two years we have aggressively and successfully pursued meaningful relationships with top cancer research centers in the U.S. We then, at these same institutions, aggressively and successfully pursued pre-clinical animal studies to show our hypothesis has great merit. Initial proof of concept clinical work was similarly successful. Now we are commencing at these same top institutions, led by top experts in their fields, clinical studies in a variety of solid tumors which we have every expectation will establish Ampligen as an important agent in immuno-oncology.

Fighting Cancer and Beyond

We have two pipeline drugs that show tremendous progress in fighting debilitating conditions for countless people with unmet medical needs, Ampligen, and our FDA approved product, Alferon® N Injection. We have our own manufacturing site and a proven ability to produce our pipeline products. We have an active EAP in the Netherlands in pancreatic cancer, and are in midst of expanding our EAP for ME/CFS in the U.S. We have the first ever commercial approval in severe ME/CFS from Argentina. What’s more, over the past two years, we have successfully collaborated with Erasmus M.C., the Hillman Cancer Center at UPMC, the Fred & Pamela Buffett Cancer Center at UNMC and Roswell Park. These are all highly respected research centers in the field of cancer treatment. We strongly believe that successes in our six independent immuno-oncology clinical studies targeting eight types of solid tumors will create significant long-term value for our stockholders.

In addition to the above detailed clinical work:

We can manufacture our product

●	Two commercial sized lots totaling over 16,000 vials have been filled, finished and released for use. We announced in August that the new Ampligen batch manufactured earlier this year was released for patient use in the pancreatic cancer EAP in the Netherlands. This was the initial shipment (500 vials) of a previously announced 2,100 vial standing stock order issued by myTomorrows, our EAP provider in Europe.

We are making a difference in the U.S. and Globally

●	We are working to expand the U.S.-based EAP, known as AMP-511, an FDA-authorized open-label program for severe ME/CFS.

●	We announced in September that our regulatory inspection and clearance for distribution of our second commercial scale lot of Ampligen, slated for multiple uses including product launch in Argentina for the treatment of ME/CFS, our ME/CFS EAP in the U.S. and Europe and the pancreatic cancer EAP in the Netherlands.

Hemispherx is a small company, but holds great promise. Our pledge to stockholders is that we will continue to pursue all available opportunities to advance our pipeline, with the goals of offering therapeutics that will truly make a difference in the lives of patients and, at the same time, build stockholder value.

We will continue to keep you apprised of our progress in these efforts as we go forward. Thank you for your continued support of Hemispherx Biopharma.

Sincerely,

Thomas K. Equels

President and Chief Executive Officer

October 22, 2018